STOCK PURCHASE AGREEMENT


     This AGREEMENT, dated as of September 24, 1997, is by and among PRAEGITZER INDUSTRIES, INC., an Oregon corporation with its principal place of business at 1270 S.E. Monmouth Cutoff, Dallas, OR 97338, U.S.A. ("Buyer"), LIKOM PCB SDN. BHD., a Malaysian private company limited by shares ("Company") and RIBUTASI HOLDINGS SDN. BHD., a private company limited by shares which is incorporated in Malaysia and having its registered office at Level 46, Menara Lion, 165 Jalan Ampang, 50450 Kuala Lumpur ("Seller").

     Seller is the owner of 42,740,000 shares, with a nominal value of RM 1.00 per share (the "Shares") of the Company, which represent 100 percent of the issued and outstanding stock of the Company. Pursuant to the terms and conditions of this Agreement, Buyer wishes to acquire 21,797,400 of the Shares (the "Acquisition Shares"), representing 51% of the Shares, from Seller and Seller wishes to sell and deliver the Acquisition Shares to Buyer.

     The parties agree as follows:

     1. Purchase and Sale. Buyer agrees to acquire the Acquisition Shares and Seller agrees to sell and deliver the Acquisition Shares to Buyer, all in accordance with the terms and conditions of this Agreement.

     2. Consideration. As consideration for the purchase of the Acquisition Shares, and at the request of the Seller, Buyer agrees to transfer and contribute to the Company third-party software license rights, machinery and equipment for use in the business of the Company, having a value (to be calculated on the basis of replacement cost in Malaysia, which may be greater than or different from fair market value) of up to RM 5.2 million. Any or all of such contributions may represent software, machinery or equipment previously acquired or used by Buyer or services rendered to the Company by or on behalf of Buyer. At its option, Buyer may, in lieu of all or part of these contributions, contribute cash in an equivalent amount to be applied to the purchase from Buyer of the same software license rights, machinery and equipment, or make cash expenditures for the account of the Company. Such transfers, contributions and expenditures will be made at such times and in such amounts as the Buyer shall in its sole discretion determine. The parties contemplate that such contributions and expenditures will be made over a period beginning July 1, 1997 and ending eighteen months after the Closing (as hereinafter defined).

     3. Closing and Effective Date.

          3.1 Closing Date. The closing ("Closing") shall be held fifteen days after the Buyer receives notice from the Seller that all of the consents and approvals referred to in Section 8.1 below have been obtained, or if that day is not a business day in Kuala Lumpur, on the next succeeding business day, but not in any event later than

March 31, 1998 ("Closing Date") at the offices of Chooi & Company in Kuala Lumpur, or at such other time and place as is agreed by the parties.

          3.2 Actions prior to Closing. Upon the execution of this Agreement, the Seller shall deliver the following to the Buyer's solicitors in Malaysia, as stakeholders pending completion of this Agreement:

               (a) undated circular resolutions of the existing board of directors of the Company ("Completion Resolutions"), which will take immediate effect upon dating, for the following:

                    (i) to authorize the acceptance and registration of the transfer of all the Acquisition Shares to the Buyer or its nominees which are its subsidiaries; and

                    (ii) to approve in accordance with the Articles of
                         Association of the Company the appointments of the nominees of the Buyer to the board of directors of the Company on the Closing date.

               (b) if required by the Buyer, undated letters of resignation from each of the directors (which will take immediate effect upon dating) without any entitlement to any compensation, damages and/or any payment whatsoever and letter from each of the directors confirming that he has no claim whatsoever against the Company.

               (c) if required by the Buyer, an undated letter of resignation of the company secretary of the Company (which will upon dating take immediate effect) which shall also confirm that the company secretary has no claim whatsoever against the Company arising from the duties and office as company secretary of the Company for whatever reasons.

          3.3 The Closing. The Closing shall take place in the following manner:

               (a)  The Seller shall deliver to the Buyer the following:

                    (i) the original share certificates (whether jointly or severally) in respect of the Acquisition Shares beneficially owned by the Seller;

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                    (ii) the valid, registrable but unstamped transfers duly
                         executed by the Seller in respect of the Acquisition Shares in favor of the Buyer;

                    (iii) the Form PDS6 (adjudication form) duly completed and executed by the secretary of the Company for purposes of stamp duty adjudication (in the event that there is no relief from stamp duty) including the audited accounts of the Company for the past one (1) year; and

                    (iv) such waivers, consents or other documents as may be
                         required to give good title to the Acquisition Shares and to enable the Buyer to become the registered holder of the Acquisition Shares;

               (b) The Buyer's solicitors shall deliver to the Buyer the following:

                    (i) the undated letter of resignation of each of the directors of the Company without any entitlement to any compensation, damages and/or any payment whatsoever and letter from each of the directors confirming that he has no claim whatsoever against the Company, if required by the Buyer; and

                    (ii) the Completion Resolutions.

          3.4 Post-Closing. The Seller acknowledges that the Acquisition Shares may not be registered in the name of the Buyer on the Closing Date as adjudication of the stamp duty payable on the transfers of the Acquisition Shares from the Seller to the Buyer may take some time after the Closing Date. In view of the foregoing, after Closing, the Seller, as bare trustee, agrees to vote in the manner as directed by the Buyer as the beneficial owner of the Acquisition Shares in the Buyer's absolute discretion in relation to any matters concerning the Company which would have been done by the Buyer if it were a registered shareholder of the Company. The Seller further agrees to grant and deliver to the Buyer's solicitors as stakeholders, upon execution of this Agreement, an irrevocable power of attorney in favor of the Buyer (a) to vote the Acquisition Shares in the name and on behalf of the Seller from and after the Closing, and (b) to vote on any and all special resolutions (as that term is used in the Companies Act, 1965, as the same may be amended from time to time) all Shares held by the Seller from and after the Closing, together with authorization to the Buyer's solicitors to have the power of attorney filed at the Kuala Lumpur High Court for registration on the Closing Date.

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     4. Representations and Warranties of Seller and the Company . Seller and
the Company represent and warrant to Buyer, subject to the exceptions set forth in Schedule 1 hereto, that:

          4.1 Organization of Seller. Seller is a private company limited by shares duly organized and validly existing under the laws of Malaysia.

          4.2 Authority. Seller has all requisite corporate power and authority to sell the Acquisition Shares, enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable remedies.

          4.3 No Conflict or Approval. The execution, delivery and performance of this Agreement by Seller do not conflict with or result in any breach of any provision or the creation of any lien or encumbrance upon any of the property of Seller or the Company pursuant to their respective charters or bylaws or any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument binding on Seller or the Company, the noncompliance with which would materially adversely affect the property, business or financial condition of Seller or the Company. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the approval or consent of, or any filing with, any third party, including without limitation, any governmental authority or agency, except the approval of the Ministry of International Trade and Industry, and (b) to the extent applicable, the approval of the Controller of Foreign Exchange

          4.4 Title to Shares. Seller is the beneficial, legal and record owner of the Shares and has good and valid title thereto, free and clear of any lien, pledge, charge, encumbrance, option or limitation, including limitations affecting their ability to vote the Shares or to transfer the Acquisition Shares to Buyer. At the Closing, Buyer will acquire good title to the Acquisition Shares, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature. All governmental approvals, licenses and authorizations which were necessary or desirable in connection with the allotment or transfer of shares to the present and former holder thereof and the activation of the Company (including the appointment of directors) were duly obtained and true and complete copies of all such approvals, licenses and authorizations (and of all amendments and supplements thereto) have been supplied to the Buyer.

          4.5 Organization and Standing of Company; Memorandum and Articles of Association of Company. The Company is a private company limited by shares and is duly organized and validly existing under the laws of Malaysia. The Company has all

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
requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted. The Company has furnished Buyer or Buyer's counsel with true and complete copies of its Memorandum and Articles of Association, as amended through the Closing Date. The Company is not in receivership or liquidation, no steps have been taken to put the Company into receivership or liquidation, no petition has been presented or resolution passed or proposed for winding-up the Company and there are no grounds on which a petition or application or other step could be based or taken to the winding up or appointment of a receiver or receiver and manager of the Company.

          4.6 Capitalization of the Company. The authorized capital stock of the Company consists of 50,000,000 shares, with a nominal value of RM 1.00 per share, of which 42,740,000 shares are issued and outstanding. All issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no options or warrants or other privileges or rights outstanding to purchase or subscribe any of the authorized but unissued stock of the Company. There are no securities, debentures or obligations which are convertible into shares.

          4.7 Subsidiaries; Investments. The Company has no subsidiaries, and no other investments in any corporation, partnership, association, joint venture or other entity.

          4.8 Compliance with Laws. The Company has at all relevant times conducted its business in material compliance with its Memorandum and Articles of Association and all applicable laws and regulation, rules, by-laws, orders, guidelines or notices. The Company is not subject to any outstanding order, writ, injunction or decree which materially and adversely affects its business, results of operations, financial condition or prospects, and the Company has not been charged with, or threatened with a charge of, a violation of any provision of law or regulation. All matters contemplated by all such approvals, licenses and authorizations (and all amendments and supplements thereto) have been put into effect in accordance with the terms thereof, and the Company and the Seller have not been and are not in breach of any of the terms thereof and the continued holding by the Seller of the shares in the Company and the present composition of the board of directors are in accordance with the terms thereof. All such approvals, licenses and authorizations (and all amendments and supplements thereto) are valid and subsisting and the Company knows of no reason why any of such approvals, licenses and authorization should be suspended, canceled or revoked.

          4.9 Employment Matters.

               (a) Labor Matters. The Company is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. The Company is and has been in material compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice. There is no existing or threatened or pending (a) unfair labor practice complaint against the Company pending before any governmental authority, (b) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of Company and the Seller, threatened against the Company, (c) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to the Company. The Company has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years. The Company has not given notice of redundancy or retrenchment to any of its employees or any other person nor has it started consultations with any governmental agency or any trade or labor union with regard to redundancy or retrenchment. No circumstances have arisen under which the Company may be required to pay damages for wrongful or unfair dismissal or to reinstate or re-engage any former employee or to make any payment under any statute dealing with matters relating to employment and workmen's compensation. The Company is in full compliance with all such statutes and the contracts of employment of its employees are likewise in compliance therewith.

               (b) Employee Benefits. Seller has provided to Buyer copies of all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by the Company, The Company has no obligation of any kind (whether under the terms of a plan or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees. Forms of employment agreements used by the Company have been provided to Buyer and there are no material variations from

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
                    those forms among individual employees. All the Company's employment or supervisory manuals, employment or supervisory policies and written information generally provided to employees (such as applications or notices) have been provided to Buyer. The Company does not have any agreements or understandings with its employees except as reflected in the documents provided to Buyer.

               (c) Compensation. Schedule 2 contains a complete and accurate list of all management and other employees and consultants of the Company as of July 1, 1997, specifying their names and job designations, the total amount paid or payable as compensation to each such person, the basis of such compensation, whether fixed or commission or a combination thereof, and accrued benefits for such persons as of July 1, 1997. There have been no changes to this list other than non-material changes in the ordinary course of business.

               (d) Other Employee Obligations. The Company and the Sellers are not aware that any employee of the Company is obligated under any contract (including any license, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company.

          4.10 Tangible Assets.

               (a) Real Property. The Company owns no real property. The Company leases its manufacturing facility/premises located in Melaka, Malaysia (the "Real Property").

               (b) Personal Property. Schedule 3 includes a complete and accurate list of all the material tangible personal property owned by the Company ("Tangible Personal Property"). There have been no changes to this list other than non- material changes in the ordinary course of business. To the best of the Seller's and the Company's knowledge, the Company owns or leases all of its assets and properties free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet).

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
          4.11 Intellectual Property.

               (a) Seller has provided to Buyer a complete and accurate list of the Company's patents, trademarks, trademark registrations, trade names, service marks, copyrights, trade secrets, know-how, technology and other intellectual property used in its business ("Intellectual Property"). Seller has also provided to Buyer copies of, or written summaries of the material terms of, all agreements, licenses, permits and other instruments under which the Company has (a) acquired or been granted or (b) sold or granted a right to use any Intellectual Property, together with a brief description of such Intellectual Property. The Company owns or has the right to use all of its Intellectual Property with no conflict with or infringement upon any patents, trademarks, trade names, copyrights, licenses to the same or other rights or property of others. The Company and the Seller reasonably believe that the Intellectual Property owned by the Company constitutes all of the intellectual property necessary to the conduct of the Company's business as presently conducted. The Company holds or has obtained all necessary export licenses to export its products to those countries in which it is distributing its products.

               (b) Where the Intellectual Property is registered, the Company is the registered proprietor thereof. The Company has not entered into any agreements or arrangements with third parties (including the Seller and affiliated companies) relating to the Intellectual Property or to the disclosure, use, assignment or patenting of inventions, discoveries, improvements, processes, formulae or other know-how, other than as disclosed to Buyer.

               (c) To the best of Seller's and the Company's knowledge, no third party has any right, title or interest in any Intellectual Property owned by the Company other than as disclosed to Buyer. To the best of Seller's and the Company's knowledge, none of the processes or products of the Company infringe any right of any other person relating to intellectual property or involve the unlicensed use of confidential information disclosed to the Company by any person in circumstances which might entitle that person to a claim against the Company and none of the Intellectual

                    Property is being used, claimed, opposed or attacked by any person.

               (d) To the best of Seller's and the Company's knowledge, the Intellectual Property is presently not infringed by any third party. There are no outstanding claims against the Company or the Seller for infringement of any Intellectual Property used (or which has been used) by them and no such claims have been settled by the giving of any undertakings which are still in force.

               (e) Confidential information and know-how used by the Company is strictly confidential according to the rules and regulations containing secrecy clauses adopted by the Company for its employees and the Company operates and fully complies with procedures which maintain such confidentiality. The Company has not breached such confidentiality obligations.

               (f) All application and renewal fees, costs and charges relating to the Intellectual Property have been duly paid on time. The amounts of remuneration paid to employee inventors are usual and cannot be increased by unilateral action of the employee inventors, unless imposed by a court of law.

          4.12 Status of Contracts.

               (a) General. To the best of the Seller's and the Company's knowledge, each of the contracts, agreements, commitments and instruments of the Company (collectively, the "Contracts") is valid, binding and enforceable by the Company in accordance with its terms and is in full force and effect, except as enforceability may be limited by winding- up, bankruptcy, insolvency, reorganization, moratorium or other such laws concerning the rights of creditors. There is no existing default or violation by the Company under any Contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of the Company under any Contract. Neither Seller nor the Company is aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of the Seller and the Company, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties. The Company is not a party to, nor is it bound by, any contract or agreement that: (a) the Company or any Seller can reasonably foresee will result in any material loss to the Company upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential) and (b) is not terminable by the Company on 60 or fewer days notice at any time without penalty.

               (b) Credit Arrangements of the Company. All loans and credit arrangements are fully and properly disclosed in the Financial Statements. Since June 30, 1997, there have been no material adverse changes in the Company's credit arrangements.

               (c) Substantial Customers and Suppliers. Seller has no knowledge or information that any substantial customer or supplier of the Company has ceased or will cease purchasing or supplying goods or services as the case may be, or may substantially reduce its purchases from or sales to the Company or will be unable to fulfill its obligations under existing agreements.

          4.13 Insurance. Schedule 4 includes a complete and accurate list of all policies and endorsements for fire, liability, worker's compensation and other forms of insurance insuring the Company, its assets or its operations (the "Policies") and sets forth the applicable deductible amounts for each of the Policies. All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which the Company is a party. Nothing has been done or omitted to be done by or on behalf of the Company that would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and the Seller is not aware of any circumstances likely to give rise to such a claim or result in an increased rate of premium on their next renewal.

          4.14 Taxes and Related Liabilities.

               (a) Returns. The Company has (i) filed all tax returns, fiscal reports, information returns, social security returns and other documents required to be filed on or prior to the Closing

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
                    Date in any jurisdiction to which it is or has been subject (collectively, the "Returns"), (ii) has made timely payment of all Taxes (as defined below) shown to be due on the Returns or the relevant tax assessments, (iii) is not engaged in any disputes with any tax or social security authorities and (iv) no unexpired waivers by the Company of any statute of limitation with respect to the Taxes are in effect. No extensions of time have been requested with respect to any Returns. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by the Company with respect to the periods covered by the Returns. The Company has provided the Buyer with complete and accurate copies of the Company's Returns through 1996.

               (b) Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. The reserves for Taxes reflected in the Balance Sheet are adequate for payment of Taxes with respect to the Company in respect of the period ending on or before the date of the Balance Sheet. All reserves for Taxes are and will be determined in accordance with generally accepted accounting principles in Malaysia consistently applied. All Taxes which the Company has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) Definition. "Taxes" means all taxes, charges, fees, levies, duties, fiscal, social security or other similar charges or assessments including, without limitation, income, excise, property, capital, net worth, sales, use, franchise and payroll taxes, imposed by any country or any state, county or local government or subdivision or agency thereof, and including any interest, penalties, administrative fines or additions with respect thereto.

               (d) Cooperation. After the Closing Date, Seller shall, upon request of Buyer, (i) assist Buyer in the preparation of any Return for taxes which the Company is responsible for preparing and filing, (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding any Returns for Taxes of the Company, (iii) make available to Buyer and to any taxing authority as reasonably requested, timely access to the information, records and documents

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
                    relating to Taxes of the Company and (iv) furnish Buyer with copies of all correspondence from any taxing authority in connection with any audit or information requested with respect to any prior taxable period.

          4.15 Certain Interests. Seller and Seller's affiliated companies (a) do not have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business, except for the Company's manufacturing facility/premises in Melaka, Malaysia, which is owned by LIKOM Computer Systems Sdn Bhd, and (b) are not indebted to the Company. The Company is not indebted to Seller (or any entity owned or controlled by Seller or any of Seller's affiliated companies) except for (a) amounts due under normal salary arrangements and for reimbursement of ordinary business expenses, and (b) indebtedness listed in Schedule 5 hereof. The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from the Company to any of the Sellers or any employees of the Company (or any entity owned or controlled by one or more of such parties).

          4.16 No Restrictions. No contract or agreement to which the Company is a party or is bound or to which any of its properties or assets is subject limits the freedom of the Company to compete in any line of business or with any person.

          4.17 Financial Statements. The Company has previously furnished to Buyer a finally approved balance sheet of the Company as of June 30, 1997 (the "Balance Sheet") and the related statement of income, shareholders' equity and cash flows for the period then ended (the "Financial Statements"). The Balance Sheet discloses and makes provision or reserve for all actual liabilities, capital or burdensome commitments and all deferred taxation. The book debts shown in the Balance Sheet have realized or will in aggregate realize the nominal amount thereof less any provision or reserve for bad or doubtful debts included in the Balance Sheet. The Financial Statements show a net asset value of the Company at June 30, 1997 of not less than RM 5.0 million, calculated in accordance with generally accepted accounting principles in the United States. The Financial Statements are in conformity with generally accepted accounting principles in Malaysia consistently applied, and present fairly the financial position of the Company as of the dates indicated, and the results of operations for the periods then ended.

          4.18 Undisclosed Liabilities. As of June 30, 1997, the Company did not have any liability or obligation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which was not accrued, reserved against, or disclosed in the Balance Sheet which was required to be accrued, reserved against or disclosed under generally accepted accounting principles in Malaysia.

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
          4.19 Absence of Certain Changes or Events. Since June 30, 1997, there has not been:

               (a) Any change that has resulted, will result or is likely to result in a material adverse effect or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to have a material adverse effect;

               (b) Any direct or indirect declaration, setting aside or payment of any dividend or other distribution (whether in cash, property or any combination thereof) in respect of the Company's shares, or any bonus or rights issue, or any direct or indirect repurchase, redemption or other acquisition by the Company of any of its shares, or any payment by the Company to or for the account of Seller;

               (c) Any damage, destruction or casualty loss, whether insured against or not, to any of Company's assets or properties, having a material adverse effect on the business of the Company;

               (d) Other than in the ordinary course of business, any increase in the rate or terms of compensation payable or to become payable by the Company to its Managing Director or key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with the Managing Director or key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

               (e) Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by the Company that is material to the business, results of operations, financial condition or prospects of the Company, except agreements, commitments or transactions in the ordinary course of business and consistent with good business practice or as expressly contemplated in this Agreement;

               (f) Any change by the Company in accounting methods, principles or practices;

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
               (g) Any increase in share capital of the Company or issuance of any securities convertible into shares or any reorganization of its capital;

               (h) Any grant or sale by the Company of any option or right to purchase any shares of the Company or to convert any securities into shares, alter any of the rights attached to any of the issued shares, or reduce any share capital;

               (i) Any conduct of business which is outside the ordinary course of business;

               (j) Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

               (k) Any incurrence of any liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of the Company;

               (l) Any charges, mortgages, debentures, liens or other encumbrance or consent to charges, mortgages, debentures, liens or other encumbrance of any property or assets except in the ordinary course of business; or

               (m) Any change in the assets, liabilities, licenses, permits or franchises of the Company, or in any agreement to which the Company is a party or is bound, which has had or reasonably could be expected to have a material adverse effect.

          4.20 Environmental Conditions.

               (a) Compliance. The Company's business and assets, including without limitation the Real Property, are in compliance with all applicable Malaysian or other environmental laws, regulations, administrative orders, technical rules and industry guidelines regarding environmental protection and technical safety. All wastes generated in connection with the Company's business are and have been stored or treated or transported and disposed of off site in compliance with all environmental laws.

               (b) Hazardous Substances. No substance hazardous to human health or the environment (including any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any applicable environmental law) has been disposed of, spilled, leaked or otherwise released on, in, under or from the Real Property or has otherwise come to be located in the soil or water (including surface and ground water) on or under the Real Property. None of the Company's assets or the improvements on the Real Property have incorporated into them any hazardous substance which is prohibited, restricted or regulated when present in buildings, structures, fixtures or equipment. Except as disclosed to Buyer, no hazardous substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with Company's business. There are no underground storage tanks on the Real Property (whether or not regulated and whether or not out of service, closed or decommissioned).

          4.21 Books and Records. All accounts, books, ledgers, minute books, financial and other records, including without limitation the register of members, records of share issuance and transfers of the Company (the "Records")
(a) have been fully, properly and accurately maintained, (b) are in the possession of the Company and (c) are kept according to the requirements of law, generally accepted accounting principles and bookkeeping practice. The Records do not contain or reflect any material inaccuracies or discrepancies and they give and reflect a fair view of the matters which ought to appear therein, and no notice or allegation that any of the records is incorrect or should be rectified by the Company has been received. All annual or other returns required to be filed with the relevant Registry of Companies have been properly filed within any applicable time limit and all legal requirements relating to the formation of the Company and the issue and transfer of shares and other securities have been complied with.

          4.22 Title to Properties and Assets. The Company has good and marketable title to all properties and assets reflected on the June 30, 1997 balance sheet, a true and complete copy of which has been provided to Buyer (the "Balance Sheet"), free and clear of mortgages, pledges, security interests, liens, claims, restrictions or other encumbrances, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances that do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and that have not arisen otherwise than in the ordinary course of business. With respect to the property and assets leased by the Company, the Company is in compliance in all material respects with such leases and, to the best of Seller's knowledge, the Company holds valid leasehold interests free and clear of any liens, claims or encumbrances.

          4.23 No Litigation. There is no arbitration, action, suit, proceeding or investigation pending, or, to Seller's knowledge, threatened, against the Company which if adversely determined would, in any single case or in the aggregate, materially and adversely affect its properties, existence, financial condition or business.

          4.24 No Brokers or Finders. No finder, broker, agent or other intermediary has acted for or on behalf of Seller or the Company in connection with the negotiation or consummation of the transactions contemplated hereby.

          4.25 Disclosure. No representation, warranty or statement made by Seller in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

     5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          5.1 Organization of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the state of Oregon. Buyer has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted.

          5.2 Authority. Buyer has all requisite corporate power and authority to purchase the Acquisition Shares, enter into this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable remedies.

          5.3 No Conflict or Approval. The execution, delivery and performance of this Agreement by Buyer do not conflict with or result in any breach of any provision or the creation of any lien or encumbrance upon any of the property of Buyer pursuant to its charter or bylaws or any law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument binding on Buyer, the noncompliance with which would materially adversely affect the property, business or financial condition of Buyer. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not require the approval or consent of, or any filing with, any third party, including without limitation, any governmental authority or agency.

          5.4 No Brokers or Finders. No finder, broker, agent or other intermediary has acted for or on behalf of Buyer in connection with the negotiation or consummation of the transactions contemplated hereby.

          5.5 Disclosure. No representation, warranty or statement made by Buyer in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

     6. Covenants of Seller.

          6.1 Consents. Seller shall obtain prior to the Closing Date all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Seller or the Company as may be necessary for consummation of the transactions contemplated hereby including, without limitation, an extension of time to apply for the pioneer status certificate for the Company.

          6.2 Best Efforts. Seller shall use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all of the conditions of Seller's obligations under this Agreement.

          6.3 Confidentiality. Seller shall hold in confidence, for a period of five years from the Closing Date, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of Buyer, and shall not disclose, publish or make use of the same without the consent of Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Seller and except to Seller's lenders, attorneys or accountants having a need to know in order to perform Seller's obligations under this Agreement or to file tax returns with respect to the Company's business for periods prior to the Closing Date; provided that each such person shall be bound to the confidentiality provisions hereof. Seller agrees that the remedy at law for any breach of this Section 6.3 would be inadequate and that each of Buyer and the Company shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 6.3.

          6.4 Interim Operations. Seller and the Company covenant and agree that after June 30, 1997 and prior to the Closing (unless Buyer shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed), except as otherwise expressly contemplated by this Agreement:

               (a) the Company's business shall be conducted in the ordinary and usual course and the Company shall use its best efforts to preserve its business organizations, manufacturing license, pioneer status and manufacturing warehouse license intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

               (b) the Company shall not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt or any other property or assets; (ii) amend its Memorandum and Articles of Association or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend or make any distribution payable in cash, stock or property in respect of any capital stock; or (v) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

               (c) the Company shall not, other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets or incur or modify any material indebtedness or other liability; (iii) except as disclosed in budgets provided to the other party hereto prior to the date hereof, make any commitments for, make or authorize any capital expenditures other than in the ordinary and usual course of business and in amounts less than the equivalent of US $5,000 individually and US $25,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other person or entity; or (iv) enter into any joint venture, merger or other similar agreement with any person;

               (d) the Company shall not terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any compensation or benefit plan, or increase the salary, wage, bonus or other compensation of any employee except increases occurring in the ordinary and usual course of business in accordance with established past practice (which shall include normal periodic performance reviews and related compensation and benefit increases);

               (e) the Company shall not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims;

               (f) the Company shall not make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; and

               (g) the Company shall not authorize or enter into an agreement to do any of the foregoing.

          6.5 Status. Seller shall keep Buyer apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing Buyer with copies of notices or other communications received by Seller or the Company from any third party and/or any governmental entity with respect to the transaction contemplated by this Agreement. Seller shall give prompt notice to Buyer of any change that is reasonably likely to result in a material adverse effect on the Company or its operations.

          6.6 Access. Upon reasonable notice, Seller and the Company shall afford Buyer, its officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Closing, to the properties, books, contracts and records of the Company and, during such period, Seller and the Company shall furnish promptly to Buyer all information concerning the business, properties and personnel of the Company as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Seller or the Company, and provided, further, that the foregoing shall not require Seller or the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure.

          6.7 Publicity. Buyer and Seller shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transaction contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by law.

          6.8 Non-Competition. For as long as it remains a shareholder of the Company and for a period of five years thereafter, Seller shall not, directly or through any affiliated entity, engage in any business activity that competes with any product or service offered by the Company.

          6.9 Working Capital Loan. Seller agrees to provide an interest-free revolving credit loan to the Company, the maximum outstanding amount of which will be

RM 5.0 million at any time. Funds shall be provided under this loan for a period of at least eighteen months from the Closing Date. At the end of this eighteen-month period, the Seller and Buyer agree that the amount of the loan then outstanding and unpaid will be converted to equity shares of the company at their nominal value of RM 1.00 per share, which shall be issued to Seller at such time. At the time of such conversion, Buyer shall have the right and the obligation to subscribe to that number of newly issued shares necessary to maintain its 51% equity in the Company, with such subscription to be made, at par, to be paid in cash or through contributions in kind in accordance with
Section 7.3 below.

          6.10 Management of the Company After the Closing. Seller shall take such action as may be necessary to ensure that from and after the Closing, Buyer shall have sole responsibility for overseeing the day-to-day operation and management of the Company, including (without limitation) the power to employ and dismiss executive management and personnel, to set levels of compensation for both, to select suppliers of goods and services, to determine selling prices for products, to establish operating and capital budgets and plans, to make elections for tax purposes, to engage or dismiss sales representatives and distributors, and generally to conclude contracts and commitments in the ordinary course of business. No business with regard to any matters shall be transacted at any meeting of the board unless there shall be present a quorum comprising not less than two (2) directors of whom there shall be at least one
(1) director appointed by Seller and at least one (1) director appointed by Buyer. No meeting of the members of the Company shall constitute a quorum or be validly constituted unless there are present at least two (2) members, at least one of whom shall be a representative of Seller and at least one of whom shall be a representative of Buyer. Urgent matters requiring board approval may be decided by unanimous approval of the directors evidenced by a signed circular resolution. Seller shall render, or cause its affiliated companies to render, certain essential services to the Company in accordance with a Services Agreement referred to in Section 8 below.

          6.11 Waste Storage on Adjacent Property. Seller will cause the removal, prior to Closing, of all industrial waste stored on the adjacent property immediately to the east of the chemical storage building.

     7.   Covenants of Buyer.

          7.1 Best Efforts. Buyer shall use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all of the conditions of Buyer's obligations under this Agreement.

          7.2 Confidentiality. Buyer shall hold in confidence, for a period of five years from the Closing Date, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of Seller and shall not disclose, publish or make use of the same without the consent of Seller, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Buyer and except to Buyer's lenders, attorneys or accountants having a need to know in order to perform Buyer's obligations under this Agreement; provided that each such person shall be bound to the confidentiality provisions hereof. Buyer agrees that the remedy at law for any breach of this
Section 7.2 would be inadequate and that Seller shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 7.2.

          7.3 Additional Capital. At the time of conversion of Seller's revolving credit loan into equity shares in the Company, as contemplated in
Section 6.9 above, Buyer shall have the right and the obligation to subscribe to that number of newly issued equity shares of the Company, at their nominal value of RM 1.00 per share, necessary to maintain its 51% equity in the Company. Such subscriptions may be paid in cash or in kind in the manner described with respect to the contributions contemplated by Section 2 above. For the purposes of this Section 7.3, it is agreed that upon the request of at least two members of the board of directors of the Company, any such contributions in kind may be valued by an independent appraiser.

          7.4 Management of the Company After the Closing. Buyer will second at least three individuals to perform, at the Company's risk and expense, the functions and responsibilities of Managing Director, Process Engineer and Marketing Manager of the Company after the Closing, upon terms to be approved by the board of directors of the Company.

     8. Conditions to Buyer's Obligations. Buyer's obligations to consummate the transactions contemplated under this Agreement are subject to the fulfillment (or written waiver), prior to or at the Closing Date, of each of the following conditions:

          8.1 Third-party Consents and Governmental Approvals. Any and all material consents or approvals required from third parties entities shall have been obtained, all required filings under applicable laws, regulations and licenses shall have been made, all necessary approvals shall have been obtained (including, without limitation, approval by the Registrar of Companies of the change of the name of the Company, effective as of the Closing, to Praegitzer Asia Sdn. Bhd.), and any required waiting period under the laws applicable to the transactions contemplated hereby shall have expired or been earlier terminated; the Company shall be entitled to the continued benefit after the Closing of the following incentives and tax holidays: (a) pioneer status; (b) manufacturing license; and (c) manufacturing warehouse license.

          8.2 Representations. All representations and warranties of Seller and the Company contained herein shall be true on and as of the Closing Date, with the same force and effect as though made on and (except with respect to the representations in Section 4.16 above) as of the Closing Date.

          8.3 Performance. Seller and the Company shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by Seller or the Company, as the case may be, prior to or at the Closing Date.

          8.4 Changes. Between June 30, 1997 and the Closing Date there shall not have been any material adverse change in the assets, financial condition or business of the Company.

          8.5 Directors. Seller shall have obtained the board resolutions for the appointment of new directors and the letters of resignation of all current directors of the Company, without any claim for compensation, effective as of the Closing Date and shall have delivered evidence thereof satisfactory to Buyer.

          8.6. Other Agreements. The following additional agreements shall have been executed and delivered by the parties thereto, to take effect as of the
Closing:

               (a) Services Agreement. A Services Agreement, substantially in the form attached as Exhibit A hereto, between the Company and LION PLASTIC INDUSTRIES SDN. BHD., pertaining to administrative services;

               (b) Lease. A Lease, substantially in the form attached as Exhibit B hereto, between the Company and LIKOM Computer Systems Sdn Bhd, for the lease of the Company's manufacturing facility/premises in Melaka, Malaysia;

               (c) Trademark License and Name Use Agreement. A Trademark License and Name Use Agreement, substantially in the form attached as Exhibit C hereto, between the Company and Buyer, as licensor, relating to the use of the name "Praegitzer Asia"; and

               (d) Shareholder Agreement. A Shareholder Agreement, substantially in the form of Exhibit D hereto, between Seller and Buyer relating to the transfer and voting of shares of the Company.

               (e) Distribution Agreement. A Distribution Agreement, substantially in the form attached as Exhibit E hereto, between the Company and Buyer for the exclusive distribution by Buyer of the Company's products.

          8.7 The Seller shall have delivered to the Buyer's solicitors as stakeholders the Completion Resolutions and the letters of resignation referred to in Section 3.2 above.

          8.8 The Memorandum and Articles of Association of the Company shall have been duly amended as necessary to give effect to the provisions of this Agreement and the other agreements referred to herein.

          8.9 The Board of Directors of Buyer shall have duly approved this Agreement and the transactions contemplated hereby.

     9. Conditions to Seller's Obligations. Seller's obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver), prior to or at the Closing Date, of each of the following conditions:

          9.1 Consents. Any and all material consents or approvals required from third parties shall have been obtained.

          9.2 Representations. All representations and warranties of Buyer contained herein shall be true on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          9.3 Performance. Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

          9.4 Agreements. Seller shall have executed and delivered the agreements referred to in Section 8.6 above to which it is a party.

     10. Survival and Indemnification.

          10.1 Survival. The representations, warranties and covenants of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party, and the completion of the transactions contemplated hereby.

          10.2 Indemnification. Notwithstanding any investigation made by the parties prior to or after the Closing, Buyer will defend, indemnify and hold harmless Seller from and against and reimburse Seller with respect to, and Seller will defend, indemnify and hold harmless Buyer from and against and reimburse Buyer with respect to, any and all claims, demands, debts, liabilities, obligations, costs, expenses, damages and losses of any kind or nature whatsoever (including reasonable attorneys' fees) (collectively, the "Claims"), incurred by the indemnified party by reason of or arising out of or in any way connected with the breach or inaccuracy of any representation or warranty of the indemnifying party under this Agreement or the nonfulfillment of any covenant or agreement on the part of the indemnifying party under this Agreement, subject to the conditions in Section 10.3.

          10.3 Conditions. The obligations of any indemnifying party under
Section 10.2 are subject to the conditions in this Section 10.3. Each indemnifying party shall give each indemnified party prompt notice of any Claim and full authority to assume control of the defense of such Claim.

          10.4 Right of Set-off. Buyer shall have the right, at its option, to set off any claims for indemnification under this Article 10 against its payment obligation for additional share subscriptions made by Buyer pursuant to Section
7.3 above.

     11. Expenses. Each of Seller and Buyer shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     12. Miscellaneous.

          12.1 Entire Agreement. This Agreement (including documents delivered pursuant hereto) embodies the entire agreement and understanding of the parties hereto in relation to the subject matter hereof and supersedes any and all prior understandings, and agreements, whether written or oral, including without limitation the Confidentiality Agreement between Buyer and the Company executed in December 1996, and the Letter of Intent between Buyer and Seller executed in June 1997, in regard to such matters.

          12.2 Binding Agreement; Succession. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither Buyer nor Seller may assign any of its rights or interest in this Agreement without the express written consent of the other. Notwithstanding the foregoing, Buyer may designate a subsidiary company wholly owned by it, to receive and hold the Acquisition Shares in whole or part, as well as any additional shares in the Company that Buyer has the right or the obligation to subscribe to or otherwise acquire pursuant to this Agreement. For this purpose, the term "Buyer" as used in this Agreement shall include the subsidiary of Buyer designated in accordance with the preceding sentence.

          12.3 Waiver. No party shall be deemed to have waived any rights hereunder or under any other agreement unless such waiver shall be in writing. No delay or omission on the part of any party in exercising any right shall operate as a waiver of such right or any other right. A waiver by any party of a breach of a provision of this Agreement shall not constitute a waiver of or prejudice the party's right otherwise to demand strict compliance with that provision or any other provision.

          12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

          12.5 Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with that action or proceeding, and in any petition for appeal or appeals therefrom, in addition to any other relief to which it or they may be entitled.

          12.6 Notices. All notices, requests, demands and other communications given by Buyer or Seller shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited into the United States mail, postage prepaid, as certified or registered mail, to the following addresses:

          If to Buyer:

               Praegitzer Industries, Inc.
               1270 S.E. Monmouth Cutoff
               Dallas, OR 97338-9532
               USA
               Attention: Matt Bergeron,
               Executive Vice President and Chief Operating Officer

          With a copy to:

               Stoel Rives LLP
               900 SW Fifth Avenue
               Portland, Oregon 97204
               USA
               Attention: Stephen E. Babson

          If to Seller:

               Ributasi Holdings Sdn. Bhd.
               Level 46, Menara Lion
               165 Jalan Ampang
               50450 Kuala Lumpur
               Malaysia
               Attention: ______________________

or to such other address as Buyer or Seller may designate by notice to the other.

          12.7 Governing Law. This Agreement shall be interpreted under and enforced in accordance with the laws of the state of Oregon, exclusive of choice of law rules.

          12.8 Arbitration. All disputes arising out of or in connection with this Agreement or in respect of any defined legal relationship associated herewith or derived herefrom shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Arbitration Centre. Arbitration shall take place in Vancouver, British Columbia and shall be conducted in the English language. The case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases under the BCICAC Rules."

          12.9 Further Assurances. From time to time after the Closing Date, upon the request of any other party, each party will execute, deliver and acknowledge all such further instruments of transfer and conveyance and do and perform all such other acts and things as the requesting party may reasonably require to further the purpose and intent of this Agreement.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.


SELLER:                                RIBUTASI HOLDINGS SDN. BHD.


                                       By
                                          --------------------------------------


BUYER:                                 PRAEGITZER INDUSTRIES, INC.


                                       By
                                          --------------------------------------


COMPANY:                               LIKOM PCB SDN. BHD.


                                       By
                                          --------------------------------------

Schedule 1 - Exceptions to Representations and Warranties Schedule 2 - List of employees Schedule 3 - List of tangible assets Schedule 4 - List of insurance policies Schedule 5 - List of obligations to Seller and affiliates


Exhibit A - Services Agreement
Exhibit B - Lease
Exhibit C - Trademark License and Name Use Agreement
Exhibit D - Shareholder Agreement
Exhibit E - Distribution Agreement